SPARTA SURGICAL CORPORATION
                              Bernal Corporate Park
                       7068 Koll Center Parkway, Suite 401
                              Pleasanton, CA 94566


                               PROXY STATEMENT AND
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 25, 1997


To the shareholders of Sparta Surgical Corporation:

     The Annual Meeting of the shareholders of Sparta Surgical Corporation (the "Company") will be held at the Company's executive offices, Bernal Corporate Park, 7068 Koll Center Parkway, Suite 401, Pleasanton, California 94566, at 3:00 P.M. on November 25, 1997 for the following purposes:

          1.   To elect three (3) directors of the Company;

          2. To approve the creation of the Company's 1997 Annual and Long-Term Incentive-Performance Plan;

          3.   To ratify the  appointment of Grant Thornton LLP as the Company's
               independent   public  accountants  for  the  fiscal  year  ending
               February 28, 1998; and

          4. To transact such other business as may properly come before the meeting.

     Details relating to the above matters are set forth in the attached Proxy Statement. All shareholders of record of the Company as of the close of business on October 10, 1997 are entitled to notice of and to vote at such meeting or at any adjournment or postponed thereof.

     ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU DO NOT PLAN TO ATTEND THE MEETING YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY. A REPLY CARD IS ENCLOSED FOR YOUR CONVENIENCE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

BY ORDER OF THE BOARD OF DIRECTORS


Thomas F. Reiner

Thomas F. Reiner
Chairman of the Board, President
and Chief Executive Officer

October 20, 1997

                                 PROXY STATEMENT

                           SPARTA SURGICAL CORPORATION
                              Bernal Corporate Park
                       7068 Koll Center Parkway, Suite 401
                              Pleasanton, CA 94566
                            Telephone: (510) 417-8812



                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 25, 1997


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sparta Surgical Corporation (the "Company"), a Delaware corporation, from the holders of the Company's $.002 par value Common Stock ("Common Stock") and $4.00 par value Redeemable Convertible Preferred Stock ("1992 Preferred Stock"), to be voted at the Annual Meeting of Shareholders of the Company ("Annual Meeting") to be held at 3:00 P.M. on November 25, 1997, or at any adjournment or postponement thereof. The Company anticipates that this Proxy Statement and the accompanying form of proxy will be first mailed or given to such shareholders on or about October 20, 1997. The shares represented by all proxies that are properly executed and submitted will be voted at the meeting in accordance with the instructions indicated thereon. Unless otherwise directed, votes will be cast for the election of the nominees for directors hereinafter named and in favor of the other proposals set forth herein. Vote of the holders of a majority of the shares represented at the meeting in person or by proxy will be required to approve all proposed matters. Any shareholder giving a proxy may revoke it at any time before it is exercised by delivering written notice of such revocation to the Company, by substituting a new proxy bearing a later date, or by requesting, in person, at the Annual Meeting, that the proxy be returned.

     All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the materials enclosed herewith and all costs of soliciting proxies will be paid by the Company. In addition to the solicitation by mail, proxies may be solicited by officers and regular employees of the Company by telephone, telegraph or personal interview. Such persons will receive no compensation for their services other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the share held of record by such persons, and the Company may reimburse such persons for reasonable out of pocket expenses incurred by them in so doing.

                    VOTING SHARES AND PRINCIPAL SHAREHOLDERS

     The close of business on October 10, 1997 has been fixed by the Board of Directors of the Company as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On October 10, 1997, there were outstanding 915,904 shares of Common Stock, each share of which entitles the holder thereof to one vote on each matter which may come before the meeting and 135,483 shares of 1992 Preferred Stock, each share of which entitles the holder to a .333 vote on each matter which may come before the meeting. Cumulative voting is not permitted. A majority of the issued and outstanding shares entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum at any shareholders' meeting.

         Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information concerning stock ownership of the Company's Common Stock by all persons known to the Company to own beneficially 5% or more of the outstanding shares of Common Stock, by each director, by all individuals named in the "Summary Compensation Table" of "Item
10. Executive Compensation" section and by all directors and officers as a group, as of October 10, 1997. None of the named individuals or any other executive officers own any shares of 1992 Preferred Stock or Series A
Convertible Redeemable Preferred Stock ("1994 Preferred Stock") nor does any person own beneficially 5% or more of the outstanding shares of 1992 Preferred Stock or 1994 Preferred Stock. For purposes of determining the percentage ownership of the individuals and group listed in the table, the 1992 Preferred Stock and the Common Stock have been treated as one class, since both classes are entitled to vote share for share on all matters on which the Common Stock is entitled to vote. The 1994 Preferred Stock has not been included as it is non-voting.

     The Company knows of no arrangements that will result in a change in control at a date subsequent hereto. Except as otherwise noted, the persons named in the table own the shares beneficially and of record and have sole voting and investment power with respect to all shares shown as owned by them, subject to community property laws, where applicable. Each stockholder's address is in care of the Company at 7068 Koll Center Parkway, Suite 401, Pleasanton, California 94566. The table reflects all shares of Common Stock which each individual has the right to acquire within 60 days from the date hereof upon exercise of options, warrants, rights or other conversion privileges or similar obligations.

                                             Number              Percent
                                          of Shares of         of Class of
                                             Common              Common
       Name                                Stock Owned         Stock Owned
       ----                                -----------         -----------
       Thomas F. Reiner (1)                  752,831              47.5%
       Joseph Barbrie (2)                     30,418               3.1%
       Wm. Samuel Veazey (2)                  31,251               3.1%
       Michael Y. Granger (3)                  8,334              .9%
       Allan J. Korn (3)                       7,501              .8%
       Charles C. Johnston (4)               130,002              12.8%
       Arbora A.G.(5)                         93,751               9.0%
       All officers and directors
       as a group (five persons) (6)         830,335              50.0%

----------
(1) Includes (i) 12,500 shares issuable upon exercise of options at $13.50 per share at any time until February 14, 1999; (ii) 33,334 shares issuable upon exercise of options at $13.50 per share at any time until February 28, 2004;
(iii) 66,667 shares issuable upon exercise of options at $13.50 per share at any time until November 1, 1999; (iv) 83,334 shares issuable upon exercise of options at $2.40 per share at any time until December 4, 2003; (v) 90,000 shares issuable upon exercise of options at $1.98 per share at any time until December 4, 2003 and (vi) certain shares; (vii) 7,500 shares issuable upon exercise of options at $1.375 per share at any time until June 5, 2004; (viii) 97,000 shares issuable upon exercise of options at $1.28 per share at any time until May 21, 2002; (ix) 150,000 shares issuable upon exercise of options at $1.25 per share at any time until July 25, 2004; and (x) certain shares and options to purchase shares for which Mr. Reiner acts as trustee under a voting trust agreement. See Footnote 5, below. Does not include options to purchase 16,667 shares at $13.50 per share at any time until February 28, 2004 contingent upon the Company achieving certain goals and 7,500 shares at $1.375 per share at any time until June 5, 2004 which vest on June 6, 1998.
(2) Includes 2,084 and 2,917 shares issuable upon exercise of options to Messrs. Barbrie and Veazey, respectively, at $13.50 per share until February 14, 2004; 8,334 shares issuable to each of Messrs. Barbrie and Veazey upon exercise of options at $2.40 per share until December 4, 2003; and 20,000 shares issuable to each of Messrs. Barbrie and Veazey upon exercise of options at $1.25 per share until June 5, 2004. Does not include 20,000 shares issuable to each of Messrs. Barbrie and Veazey upon exercise of options at $1.25 per share until June 5, 2004 which vest on June 6, 1998.
(3) Includes 1,667 and 834 shares issuable upon exercise of options to Messrs. Granger and Korn, respectively, at $13.50 per share at any time until February 14, 2004; 1,667 shares to each of Messrs. Granger and Korn issuable upon exercise of options at $2.40 per share until December 4, 2003; and 5,000 shares issuable to each of Messrs. Granger and Korn upon exercise of options at $1.25 per share until June 5, 2004. Does not include 5,000 shares issuable to each of Messrs. Granger and Korn upon exercise of options at $1.25 per share until June 5, 2004 which vest on June 6, 1998.
(4) Includes warrants owned by Mr. Johnston or by companies controlled by Mr. Johnston which entitle them to purchase up to 6,667 shares at $12.60 per share at any time until August 18, 1999, 8,334 shares at $2.25 per share at any time until January 4, 1999, 20,834 shares at $3.00 per share at any time until July 18, 1999, and 16,667 shares at $.60 per share at any time until March 17, 2001.
(5) Includes warrants to purchase up to 83,334 shares at $2.82 per share issued to Arbora and related parties at any time until November 8, 1998. The warrants and shares owned by Arbora are subject to a voting trust agreement which provides the Company's Chairman, President and Chief Executive Officer, Thomas
F. Reiner with voting rights.
(6) Includes an aggregate of 701,173 shares issuable upon exercise of currently exercisable options.

                              ELECTION OF DIRECTORS

       At the Annual Meeting, the shareholders will elect three (3) directors of the Company. Cumulative voting is not permitted in the election of directors of the Company. All of the nominees are presently members of the Board of Directors. Each of the nominees has consented to be named herein and to serve if elected. It is not anticipated that any nominee will become unable or unwilling to accept nomination or election, but if such should occur, the person named in the proxy intends to vote for the election in his stead of such person as the Board of Directors of the Company may recommend.

       The following table sets forth certain information as to each nominee's and officer's age, positions with the Company, and the year when the nominee or officer first became an officer or director of the Company.

                                                                      Officer or
                                                                       Director
      Name           Age            Office                               Since
      ----           ---            ------                               -----
Thomas F. Reiner      51       Chairman of the Board of Directors,       1987
                               Chief Executive Officer, President,
                               Treasurer, and Director

Joseph Barbrie        43       Vice President of Sales                   1989

Wm. Samuel Veazey     36       Vice President of Finance                 1990
                               and Administration, Secretary

Michael Y. Granger    41       Director                                  1991

Allan J. Korn         54       Director                                  1994

     Directors hold office until the earlier of the next annual meeting of stockholders or until their successors are duly elected and qualified. Officers of the Company are elected by, and serve at the discretion of, the Board of Directors. None of the above individuals has any family relationship with any other. Messrs. Granger and Korn receive $750 each per meeting for attending Board of Directors' meetings and are reimbursed for out-of-pocket expenses.

     The following is a summary of the business experience of each officer and director of the Company:

     Thomas F. Reiner co-founded the Company and has been Chief Executive Officer, President and a director of the Company since its organization in July 1987 and Chairman since January 1994. From 1972 to 1983, Mr. Reiner was employed by Sparta Instrument Corporation, becoming its President in 1979. Mr. Reiner co-founded Healthmed in 1983, serving as Vice President of Sales and Marketing until 1985 and President until 1987. Mr. Reiner earned a B.S. degree in Business Management and an M.B.A. degree in finance and general management from Fairleigh Dickinson University.

     Joseph Barbrie has been Vice President of Operations since March 1989 and Vice President of Sales since March 1996. From 1979 to 1989 he was employed by Superior Healthcare Group, becoming its director of purchasing/operations in 1984. Mr. Barbrie earned a B.A. degree in Business Management from Johnson & Wales College.

     Wm. Samuel Veazey has been Vice President of Finance and Administration since January 1990 and Secretary since January 1994. From January 1988 to December 1989, he was Vice President of Corporate Finance for Interco Funding Group, Inc., a Florida-based investment banking firm. Mr. Veazey earned a B.S. degree in Biology and Chemistry, an M.S. degree in Biomedical Engineering and an M.B.A. degree in Finance and General Management, all from the University of Miami.

     Michael Y. Granger, a director of the Company since June 1991, has been President of Ark Capital Management, Inc., an independent investment management consulting firm since April 1991. From March 1990 to April 1991, he was Vice President and Portfolio Manager for LINC Capital Management ("LINC"), one of the Company's former lenders, where he was responsible for negotiating and structuring financial transactions for emerging growth companies in health care and other advanced technology fields. From July 1986 to March 1990, Mr. Granger was Investment Manager for Xerox Venture Capital, with responsibility for structuring investments in high technology emerging growth companies. Mr. Granger earned a B.S. degree in Electrical Engineering from the University of Massachusetts at Amherst and an M.B.A. degree in Finance and General Management from Dartmouth College.

     Allan J. Korn, a director of the Company since February 1994, has been Vice President of Marketing for Ohm Labs, Inc. since January 1994. From March 1985 until September 1993, he held various sales and marketing executive positions with DuPont Multi-Source Products, Inc. Mr. Korn earned a B.A. degree in Economics from Queens College, Flushing, New York and an M.B.A. degree in
Marketing from Fairleigh Dickinson University. Mr. Korn is also an Adjunct Professor in Business Administration at Union County College.

             Meetings of the Board of Directors and its Committees

     During the fiscal year ended February 28, 1997, the Board of Directors held ten meetings. Each of the incumbent directors, while serving during the last fiscal year, attended all of the meetings of the Board of Directors and all of the meetings held by each committees of the Board on which they served. Among the standing committees of the Board of Directors of the Company are the Audit Committee and Compensation Committee.

     Messrs. Reiner, Granger and Korn serve as members of the Audit Committee, which during the last fiscal year held one meeting. The principal duties and responsibilities of the Audit Committee are to recommend to the Board the accounting firm to be engaged as the Company's independent auditors and the terms of its engagement, and to meet with the Company's independent and internal accountants to review the scope of their audits and audit findings.

     Messrs. Reiner, Granger and Korn serve as members of the Compensation Committee, whose principal function is to determine the salary and bonus for all corporate officers at the level of vice president or higher, and to administer the Company's stock incentive plan. During the last fiscal year, the Compensation Committee held four meetings.

                Compliance with Section 16(a) of the Exchange Act

     During the fiscal year ended February 28, 1997, all of the Company's officers and directors timely filed reports on Forms 3 and 4.

                             Executive Compensation

     The following table sets forth the compensation for services rendered to the Company in all capacities awarded to, earned by, or paid to the Chief Executive Officer and the Company's other executive officers who received compensation of more than $100,000 in the fiscal year ended February 28, 1997 and for each of the three fiscal years ended February 28, 1997.


                                                     Summary Compensation Table
                                                                                                           Long-Term
                                                 Annual Compensation                                      Compensation
                                                                                          Other Annual       Awards       All Other
Name and Principal Position                        Year      Salary           Bonus       Compensation       Options    Compensation
---------------------------                        ----      ------           -----       ------------       -------    ------------
Thomas F. Reiner .............................     1997     $274,299(1)     $      0        $ 11,976(3)            0        $      0
     Chairman, Chief Executive                     1996      293,288(1)       63,000(2)        9,165(3)       83,334(4)            0
     Officer, Treasurer, Director                  1995      266,395(1)            0          85,538(3)      116,668(5)            0
Joseph Barbrie ...............................     1997      116,308               0               0               0               0
     Vice President of Sales                       1996      113,743           6,000(6)            0           8,334(7)            0
                                                   1995      105,355               0          23,576(8)            0               0
Wm. Samuel Veazey ............................     1997      112,933               0               0               0               0
     Vice President of Finance                     1996       98,734          11,000(6)            0           8,334(7)            0
     and Administration                            1995      106,259               0               0               0               0


----------
(1) Includes salaries and an automobile and insurance allowance. See "- Employment Agreements."
(2) Includes a $50,000 bonus in consideration of completing the sale of the medical product line and a bonus of $13,000 accrued in Fiscal 1996 related to the Company's management bonus plan.
(3) Represents an unpaid vacation accrual in Fiscal 1997 and paid vacation accruals in Fiscal 1996 and Fiscal 1995.
(4) In December 1995, in connection with the sale of the medical product line, the Company issued to Mr. Reiner options to purchase 83,334 shares of Common Stock at $2.40 per share exercisable until December 4, 2003.

(5) Under the terms of the April 1994 employment agreement, Mr. Reiner received options to purchase 33,334 shares of Common Stock at $13.50 per share and options to purchase an additional 16,667 shares of Common Stock at $13.50 per share if the Company reports income from operations of $1,000,000 or more for any fiscal year through the fiscal year ending February 28, 2004. See "- Employment Agreements."
    In October 1994, the Company issued to Mr. Reiner stock options to purchase up to 66,667 shares of Common Stock exercisable until November 1, 1999 at $13.50 per share.
(6) Represents paid bonuses under the Company's management bonus plan which were accrued in Fiscal 1996.
(7) In December 1995, in connection with the sale of the medical product line, the Company issued options to Messrs. Barbrie and Veazey to purchase 8,334 shares of Common Stock each at $2.40 per share at any time until December 4, 2003.
(8) Represents reimbursement of relocation expenses.

            Option Grants in Last Fiscal Year and Stock Option Grant

     The following table provides information on option grants during the year ended February 28, 1997 to the named executive officers:

                                Individual Grants

                            % of Total Options
                                Granted to
                    Options    Employees in
Name                Granted     Fiscal Year    Exercise Price    Expiration Date
----                -------     -----------     --------------   ---------------
Thomas F. Reiner          0          0%             $ 0                 --
Joseph Barbrie            0          0                0                 --
Wm. Samuel Veazey         0          0                0                 --

 Aggregate Option Exercise in Last Fiscal Year and Fiscal Year-End Option Values

     The following table provides information on the value of the named executive officers' unexercised options at February 28, 1997. No shares of Common Stock were acquired upon exercise of options during the fiscal year ended February 28, 1997.

                             Number of                  Value of Unexercised
                        Unexercised Options             In-The-Money Options
                       at Fiscal Year End (1)           at Fiscal Year End (1)
      Name          Exercisable   Unexercisable    Exercisable    Unexercisable
      ----          -----------   -------------    -----------    -------------
Thomas F. Reiner      198,440            16,667     $      0         $      0
Joseph Barbrie         12,502                 0            0                0
Wm. Samuel Veazey      12,814                 0            0                0

----------
(1) The closing price of the Common Stock on February 28, 1997 as reported by Nasdaq was $1.69.

                              Employment Agreements

     On April 8, 1996, the Company entered into an employment agreement through February 28, 2003 ("Agreement") with Mr. Reiner replacing the April 22, 1994 (as subsequently amended) employment agreement which replaced the September 29, 1993 employment agreement. The Agreement provides for a base salary of $239,500 per year, (with annual increases based upon the greater of 4% or the Producer Price Index For Surgical and Medical Instruments and Apparatus published by the U.S. Department of Labor), 50% of the Management Bonus, $500,000 whole life and $1,000,000 term life insurance policies to be owned by Mr. Reiner, an automobile allowance and significant termination payments to Mr. Reiner (aggregating over seven times his annual salary) in the event the Agreement is canceled for any reason other than cause, and references existing stock options to purchase up to 50,001 shares of the Company's Common Stock at $13.50 per share of which options to purchase 33,334 shares were granted and options to purchase an additional 16,667 shares were granted but may not be exercised unless the Company reports income from operations of at least $1,000,000 for any fiscal year through

February 28, 2004. Mr. Reiner is also to receive annual cash bonuses based upon the Company reaching certain annual levels of income from operations during the term of the Agreement as follows:

                Income from
                Operations                   Amount of Bonus (1)
                 $150,000                          $15,000
                  210,000                           30,000
                  300,000                           50,000
                  450,000                           65,000
                  600,000                           75,000
                  750,000                           85,000
                  900,000                           95,000

     On April 8, 1996, the Company amended the Management Bonus Plan providing for pooled bonuses of 8% of the Company's pre-tax net income to be shared among the Company's management for the fiscal years through February 28, 2003.

----------
(1) Fifty percent of any bonus amount will be applied to reduce any indebtedness of Mr. Reiner to the Company as of the date of the bonus payment. However, if the Agreement is terminated by the Company for any reason other than "cause" as defined in the Agreement, any indebtedness owed by Mr. Reiner to the Company is automatically canceled.

                    Stock Option Plan and Stock Option Grant

     In 1987, the Company adopted its 1987 Stock Option Plan (the "Plan"), which provides for the grant to employees, officers, directors and consultants of options to purchase shares of Common Stock, consisting of both "incentive stock options" within the meaning of Section 422A of the United States Internal Revenue Code of 1986 (the "Code") and "non-qualified" options. Incentive stock options are issuable only to employees of the Company, while non-qualified options may be issued to non-employee directors, consultants and others, as well as to employees of the Company. In January 1994, the Company's stockholders approved an increase in the number of stock options available under the Plan to a total of 250,000 options. The Plan expired pursuant to its terms in July 1997.

     The Plan is administered by the Board of Directors, which determines those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of Common Stock that may be purchased under each option, and the option price.

     The per share exercise price of the Common Stock subject to an incentive stock option or nonqualified option may not be less than the fair market value of the Common Stock on the date the option is granted. The per share exercise price of the Common Stock subject to a non-qualified option is established by the Board of Directors. The aggregate fair market value (determined as of the date the option is granted) of the Common Stock that any employee may purchase in any calendar year pursuant to the exercise of incentive stock options may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to him, more than 10% of the total combined voting power of all classes of stock of the Company is eligible to receive any incentive stock options under the Plan unless the option price is at least 110% of the fair market value of the Common Stock subject to the option, determined on the date of grant. Non-qualified options are not subject to this limitation.

     No incentive stock option may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option will be exercisable only by him or her. In the event of termination of employment other than by death or disability, the optionee will have three months after such termination during which he or she can exercise the option. Upon termination of employment of an optionee by reason of death or permanent total disability, his or her option remains exercisable for one year thereafter to the extent it was exercisable on the date of such termination. No similar limitation applies to non-qualified options.

     Options under the Plan must be granted within ten years from the effective date of the Plan. The incentive stock options granted under the Plan cannot be exercised more than ten years from the date of grant except that incentive stock options issued to 10% or greater stockholders are limited to five year terms. All options granted under the Plan provide for the payment of the exercise price in cash or by delivery to the Company of shares of Common Stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods of payment. Therefore, an optionee may be able to tender shares of Common Stock to purchase additional shares of Common Stock and may theoretically exercise all of his stock options with no additional investment other than his original shares.

     Any unexercised options that expire or that terminate upon an optionee ceasing to be an officer, director or an employee of the Company become available once again for issuance. As of October 10, 1997, options to purchase 235,336 shares have been granted under the Plan. A total of 127,836 options are currently exercisable, and no options have been exercised.

     In April 1994, under the terms of the employment agreement, Mr. Reiner received options to purchase 33,334 shares of Common Stock at $13.50 per share and options to purchase an additional 16,667 shares of Common Stock at $13.50 per share if the Company reports income from operations of $1,000,000 or more for any fiscal year through the fiscal year ending February 28, 2004. See "-Employment Agreements."

     In October 1994, the Company issued to Mr. Reiner options to purchase up to 66,667 shares of Common Stock at $13.50 per share until November 1, 1999 in consideration for Mr. Reiner providing personal guarantees for the Congress loan and certain other debts of the Company.

     In July 1995, in consideration for Mr. Reiner's efforts in successfully negotiating long term contracts having an aggregate value of approximately $7,500,000, the Company issued to Mr. Reiner options to purchase 104,167 shares at $6.00 per share and options to purchase an additional 16,667 shares at $6.00 per share if the price of the Company's common stock is in excess of $13.50 per share for a period of ten consecutive trading days through the fiscal year ending February 28, 2000. In May 1996, Mr. Reiner canceled these options.

     In December 1995, in consideration of negotiating and completing the sale of the medical product line for a sale price of approximately $5,700,000, the Company issued to Messrs. Reiner, Barbrie, Veazey, Granger and Korn options to purchase 83,334, 8,334, 8,334, 1,667, and 1,667 shares, respectively, at $2.40 per share until December 4, 2003.

     In March 1997, in consideration for Mr. Reiner personally guaranteing an aggregate of $540,000 in Company debt owed to Halstead and J & C Resources, the Company issued to Mr. Reiner options to purchase 90,000 shares of its Common Stock at $1.98 per share through March 2004.

     In May 1997, in consideration for Mr. Reiner providing the Company with a working capital credit facility pursuant to which Mr. Reiner is providing the Company with up to $200,000 in working capital on an as needed basis, the Company issued Mr. Reiner a warrant to purchase up to 97,000 shares of its Common Stock exercisable at $1.28 per share at any time until May 21, 2002.

     On July 25, 1997, in consideration for Mr. Reiner providing his personal guarantee for the NationsCredit Loan, the Company issued to Mr. Reiner 80,000 shares of Common Stock and an option to purchase up to 150,000 of its Common Stock exercisable at $1.25 per share at any time until July 25, 2004.

                              CERTAIN TRANSACTIONS

     Management is of the opinion that each transaction described below between the Company and its officers, directors or stockholders was on terms at least as fair to the Company as had the transaction been concluded with an unaffiliated party, except for the loans advanced by the Company to an officer which does not bear interest. All material transactions between the Company and its officers, directors or principal stockholders are subject to approval by a majority of the Company's directors not having an interest in the transaction. There are currently two outside directors. Mr. Reiner is the Company's Chairman, Chief Executive Officer and President.

     The Company holds a promissory note due it from Mr. Reiner in the amount of $210,000, at February 28, 1997. The promissory note does not bear interest and was payable on February 1, 1997. The Company also has a receivable from Mr. Reiner of $136,943 at February 28, 1997. The receivable does not bear interest and is due on demand. The Company also has a note receivable from Mr. Reiner of $222,419 due in July 2006 with interest at 6% per annum.

     In April 1997, the Company entered into a debt repayment agreement with Mr. Reiner. The amounts owed by Mr. Reiner will be repaid at varying amounts through April 2004. In addition, all amounts owed by Mr. Reiner are extended to April 2004 and no interest will be charged on the notes owed by Mr. Reiner and the Company will reimburse Mr. Reiner for certain income tax related considerations. In June 1997, the Company amended its debt repayment agreement with Mr. Reiner increasing the repayment amount for the next twelve months from approximately $24,000 to $50,000.

     In April 1993, the Company borrowed $350,000 from Asset Factoring International, Inc. ("Asset Factoring"), a company controlled by Charles C. Johnston, a principal stockholder of the Company, evidenced by a promissory note. The principal due on the promissory note plus $50,000 in interest was due in October 1995. The promissory note was subordinated to the promissory note payable to Congress Financial Corporation ("Congress") and was guaranteed by Messrs. Kramer and Reiner. In August 1994, the Company issued 6,667 Common Stock purchase warrants exercisable at $12.60 per share at any time until August 18, 1999 in consideration of Asset Factoring extending the due date of the $350,000 promissory note and $50,000 interest payment until June 1995. In connection with the financing, the Company issued a warrant to purchase up to 10,417 shares of its Common Stock exercisable at $18.00 per share at any time until March 31, 1998. In connection with the subordination of the loan to Congress, Asset
Factoring received an additional warrant to purchase up to 10,417 shares at $12.00 per share at any time until August 31, 1998. Both warrants were exercised in April 1994 based upon a net issuance of 6,667 shares of Common Stock. The Company also entered into a one year consulting agreement with Asset Factoring in which the Company paid Asset Factoring $50,000 for one year of consulting services. In December 1995, the Company paid Asset Factoring $469,710 consisting of the principal due on the promissory note plus accrued interest. In addition, in connection with extending the promissory note through December 1995, Mr. Johnston received a warrant to purchase up to 8,334 shares of its Common Stock exercisable at $2.25 per share at any time until January 4, 1999.

     In July 1996, the Company borrowed $200,000 from Asset Factoring, evidenced by a promissory note bearing 12% interest per annum due in July 1997. The promissory note was subordinated to FINOVA and was personally guaranteed by Mr. Reiner. In connection with the financing, the Company issued Asset Factoring a warrant to purchase up to 20,834 shares of its Common Stock exercisable at $3.00 per share at any time until July 18, 1999. The Company also entered into a one year consulting agreement with Asset Factoring in which the Company paid Asset Factoring $25,000 for one year of consulting services. On November 11, 1996, the Company borrowed $400,000 from Halstead LLC ("Halstead"), a company controlled by Charles C. Johnston, evidenced by a $600,000 promissory note due on the earlier of (a) the receipt of $1,500,000 from the sale of the Company's equity securities; (b) the payment of the note receivable from Tecnol Medical Products, Inc. ("Tecnol"); or (c) December 1997. Interest of $150,000 is due at maturity less $10,000 if the entire balance is paid in full by July 1, 1997. The $600,000 promissory note was delivered to Halstead in consideration for the cancellation of a promissory note in the principal amount of $200,000 owing from the Company to Asset Factoring and the receipt by the Company of $400,000 from Halstead.

     On March 19, 1997, the Company repaid $575,000 against the amount of $740,000 in principal and accrued interest owing under the $600,000 promissory note issued to Halstead. This amount was required to be paid by the Company upon the Company's negotiated settlement with Tecnol, the settlement resulted in Tecnol paying the Company $575,000. On that same date, the Company issued Halstead a promissory note in the principal amount of $165,000 bearing 12% interest per annum due December 1997. The $165,000 promissory note represents the remaining principal amount owed of $25,000 plus the $140,000 in accrued interest under the $600,000 note. The promissory note is subordinated to FINOVA, the Company's primary lender, and is personally guaranteed by Mr. Reiner.

     On March 20, 1997, the Registrant borrowed $375,000 from J&C Resources, Inc. ("J&C Resources"), a company controlled by Mr. Johnston evidenced by a promissory note bearing 15% interest per annum due in March 1999. The promissory note is subordinated to FINOVA, and is personally guaranteed by Mr. Reiner. In connection with the financing, the Company issued J&C Resources 50,000 shares of Common Stock and a warrant to purchase up to 16,667 shares of its Common Stock exercisable at $.60 per share at any time until March 17, 2001. The Company also entered into a two year consulting agreement with J&C Resources in which the Company is required to pay J&C Resources $50,000 per year for consulting services.

     In July 1995, in consideration for Mr. Reiner's efforts in successfully negotiating long term contracts having an aggregate value of approximately $7,500,000, the Company issued to Mr. Reiner options to purchase 104,167 shares of its Common Stock at $6.00 per share and options to purchase an additional 16,667 shares of its Common Stock at $6.00 per share if the price of the Company's Common Stock is in excess of $13.50 per share for a period of ten consecutive trading days through the fiscal year ending February 28, 2000. In May 1996, Mr. Reiner canceled these options.

     On September 23, 1992, the Company issued to Mr. Reiner options to purchase up to 31,250 shares at $25.44 per share at any time until May 31, 2002 if the Company reaches certain annual gross revenue levels prior to February 28, 1998. Mr. Reiner's option was canceled by mutual agreement of Mr. Reiner and the Company in connection with the execution of an employment agreement with Mr. Reiner on April 22, 1994. Under the terms of the new employment agreement, Mr. Reiner received options to purchase 33,334 shares at $13.50 per share and options to purchase an additional 16,667 shares at $13.50 per share if the Company reports income from operations of $1,000,000 or more for any fiscal year through the fiscal year ending February 28, 2004.

     In December 1995, in consideration of locating a purchaser for and negotiating the sale of the medical product line for a purchase price of approximately $5,700,000, the Company issued to Mr. Reiner options to purchase 83,334 shares of its Common Stock at $2.40 per share until December 4, 2003.

     In connection with the 1992 Offering, Mr. Reiner placed 15,625 shares of the Company's Common Stock owned by him in escrow, which shares were to be canceled on February 28, 1996 unless the closing bid price of the Company's Common Stock, as reported by Nasdaq, averaged in excess of $230.88 per share for 30 consecutive trading days at any time prior to February 28, 1996. The Company did not meet any of the criteria for release of the shares from escrow and consequently the shares were canceled effective February 28, 1996.

     In March 1997, in consideration for Mr. Reiner personally guaranteing an aggregate of $540,000 in Company debt owed to Halstead and J & C Resources, the Company issued to Mr. Reiner options to purchase 90,000 shares of its Common Stock at $1.98 per share through March 2004.

     The Company repaid $1,000,000 to Arbora, A.G. ("Arbora") as of December 14, 1995, which together with the return of a $809,500 promissory note issued to the Company by an affiliate of Arbora, served as principal consideration to redeem and cancel 793,641 shares of the Company's Common Stock. The 793,641 shares were issued to Arbora on December 4, 1995 in consideration of the conversion of a $1,000,000 note into equity and the issuance to the Company of a promissory note in the amount of $809,500 by an affiliate of Arbora pursuant to an agreement reached between it and the Company. In connection with this transaction, the Company also canceled a warrant to purchase 166,667 shares of the Company's Common Stock at $8.40 per share held by Arbora and issued Arbora and its affiliated parties warrants to purchase up to 125,000 shares of the Company's common stock at $2.82 per share at any time until November 8, 1998. In addition, a voting trust was entered into which provided Mr. Reiner, with voting rights as to such shares. On April 22, 1996, 41,667 shares of Common Stock were issued to Arbora in connection with the exercise of 41,667 Common Stock purchase warrants.

     In May 1997, the Company entered into a working capital credit facility agreement with Mr. Reiner pursuant to which Mr. Reiner is providing the Company with up to $200,000 in working capital on an as needed basis. Working capital advances are evidenced by demand promissory notes bearing 12% interest per annum due the earlier of (i) thirty (30) calendar days from the advance; (ii) the closing of a minimum of $1,000,000 equity or debt financing by the Company; or
(iii) Mr. Reiner's demand with a five day notice to the Company. The promissory notes are subordinated to the Company's senior lender with a junior lien on all assets of the Company. In connection with the financing, the Company gave Mr. Reiner, at his sole discretion, the right to convert any portion of the outstanding amount owed into the Company's common stock at 75% of the average closing bid price during the five (5) business days prior to the conversion as reported by Nasdaq. In addition, the Company issued Mr. Reiner a warrant to purchase up to 97,000 shares of its Common Stock exercisable at $1.28 per share at any time until May 21, 2002. As of October 10, 1997, the outstanding balance on the loans from Mr. Reiner was $30,000.

         On July 25, 1997, NationsCredit Commercial Corporation through its NationsCredit Commercial Funding Division provided the Company with a 48-month Revolving Line of Credit of up to $2,500,000. In consideration for Mr. Reiner providing his personal guarantee for the NationsCredit Loan, on July 25, 1997, the Company issued to Mr. Reiner 80,000 shares of Common Stock and an option to purchase up to 150,000 of its Common Stock exercisable at $1.25 per share at any time until July 25, 2004.

          PROPOSAL TO APPROVE THE CREATION OF THE COMPANY'S 1997 ANNUAL
                    AND LONG-TERM INCENTIVE-PERFORMANCE PLAN

General

     The Board authorized the creation of the Sparta Surgical Corporation 1997 Annual and Long-Term Incentive Performance Plan (the "1997 Plan") in September 1997 upon the terms set forth below, which plan is subject to stockholder approval. The Company's 1987 Stock Option Plan expired in July 1997. The Board recommends adoption of the 1997 Plan to attract, retain, fairly compensate and motivate qualified employees of the Company and its subsidiaries to contribute to its performance and growth.

Proposed Terms of the 1997 Plan

     Approval of the 1997 Plan upon terms substantially similar to those which follow is being sought by the Company. Awards granted under the 1997 Plan may be
(i) annual performance awards ("Annual Performance Awards"); (ii) stock options ("Options"), which may be designated as nonqualified stock options ("NSOs") not intended to qualify as incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or ISOs; or (iii) other forms of stock-based performance awards (collectively, (i), (ii) and (iii) shall be referred to as "Awards"). Shares covered by the 1997 Plan may be either previously unissued or reacquired (treasury) shares of the Company's Common Stock. Shares that are forfeited or cease to be subject to an option because of its expiration or termination will again be available for the grant of options until termination of the 1997 Plan.

     Administration. The 1997 Plan will be administered by the Compensation Committee of the Board (the "Committee"). The Committee will have broad discretion to determine the types, amounts and terms of Awards under the Plan, including sole discretion to (i) establish criteria to measure performance ("Performance Criteria"); (ii) set annual performance goals ("Performance Goals") with respect to Performance Criteria, which may be Company-wide goals or goals relating to specific corporate units or individual; (iii) determine the weighting to be assigned to Performance Criteria and Performance Goals; (iv) determine the specific form of payment (cash, Common Stock including restricted shares, or any combination thereof) and the terms and conditions of any Options or restricted shares; (v) select the participants in the Plan; (vi) determine vesting schedules (subject to a minimum vesting period of six months from the date of the grant); and (vii) determine the number of shares subject to each grant and prescribe the other terms and conditions of each Award. All Directors, officers and other key employees of the Company are eligible to receive awards under the 1997 Plan.

     Stock Options. The Committee is authorized to determine the terms and conditions of all option grants (except that the term of any option cannot exceed ten years), which may be ISOs or NSOs. Options may be awarded subject to time, performance or other vesting limitations (subject to a minimum vesting period of six months from the date of grant), except that the term of an ISO shall not exceed ten years from the date of grant. The exercise price of any ISO shall not be less than the fair market value of the Common Stock on the date of grant. The purchase price of the Common Stock subject to the ISO or NSO may be paid in cash. At the discretion of the Committee, the purchase price may also be paid by the tender of Common Stock or through a combination of Common Stock and cash or through such other means as the Committee determines are consistent with the Plan's purpose and applicable law. No fractional shares of Common Stock will be issued or accepted. Without limiting the foregoing, to the extent permitted by law (including relevant state law), the Committee may agree to accept, as full or partial payment of the purchase price of Common Stock issued upon the exercise of the NSO, a promissory note of the person exercising the NSO evidencing the person's obligation to make future cash payments to the Company and shall bear interest at a rate established by the Committee. Payment in full of the exercise price must be made upon the exercise of each option in cash.

     The proceeds received by the Company upon the exercise of options granted under the 1997 Plan will be used for general corporate purposes. Options granted under the 1997 Plan may not be transferred except to the personal representative of a deceased employee. All options must be granted under the 1997 Plan, if at all, within ten years from the date of its approval by the stockholders, although the expiration date of previously granted options may extend beyond that date. The number of shares covered by the 1997 Plan and the exercise price of outstanding options shall be subject to customary antidilution adjustments in the event of any recapitalization or similar change affecting the Common Stock.

     Annual Performance Awards. The Committee shall be authorized to grant annual performance awards which may be denominated or payable in cash, Common Stock (including without limitation, restricted stock), other securities or other awards. Such Annual Performance Awards shall confer on the holder thereof the right to receive payment, in whole or in part, upon the achievement of Performance Goals and Performance Criteria established by the Committee.

     Other Stock-Based-Awards. The Committee is authorized to grant Awards under this 1997 Plan that provide the participant with the right to purchase Common Stock or that are valued by reference to the fair market value of the Company Stock (including, but not limited to, phantom securities or dividend equivalents).

     Shares Underlying 1997 Plan. The total number of shares authorized for issuance under the 1997 Plan shall be 250,000 shares, which is subject to customary antidilution adjustments in the event of any recapitalization or similar change affecting the Common Stock.

     Change of Control. In the event of a change of control, all Awards that have not expired and which are then held by any participant shall become fully and immediately vested and exercisable and may be exercised for the remaining term of the applicable Award.

     Amendment and Termination. The Committee shall have the right to at any time amend, suspend or terminate the 1997 Plan; provided, however, that (i) no change in any Awards previously granted may be made without consent of the holder thereof and (ii) no amendment (other than an amendment authorized by dilution or other such adjustment) may be made increasing the aggregate number of shares of the Common Stock with respect to which Awards may be granted, reducing the minimum option price at which Options may be granted, extending the maximum period during which Awards may be exercised or changing the class of employees eligible to receive Awards hereunder, without the approval of the holders of a majority of the outstanding voting shares of the Company. No amendment may adversely affect the then outstanding Option without the consent of the optionee.

     Compliance with Law. All of the proposed terms of the 1997 Plan are suject to modification to the extent necessary for the 1997 Plan to comply with applicable laws or as otherwise deemed necessary by the Board of Directors to carry out the purposes of the 1997 Plan as stated herein.

Section 162(m) of the Federal Income Tax Code

     Section 162(m) of the Code generally precludes a publicly-owned corporation from taking a federal income tax deduction for annual compensation in excess of $1.0 million paid to "covered employees" as defined in section 162(m). Exceptions are made for, among other things, qualified performance-based compensation. Participants who are or may be covered employees nevertheless may receive awards under the Plan that do not satisfy all of the requirements of section 162(m), for reasons other than performance-based compensation, which awards may result in annual compensation in excess of $1.0 million in the aggregate that is not deductible by the Company for federal income tax purposes.

Other Federal Income Tax Matters

     The following discussion summarizes relevant federal income tax considerations relating to options to be issued under the 1997 Plan. The summary is based on existing provisions of the Code, and could be affected by future changes in the tax laws.

     All options to be granted under the 1997 Plan shall be either (i) options not intended to qualify as incentive stock options within the meaning of Section 422 of the Code ("NSOs"), or (ii) options intended to qualify as incentive stock options ("ISOs") within the meaning of Section 422 of the Code.

     An employee receiving NSOs under the 1997 Plan should not be in receipt of taxable income upon the grant of the NSOs generally, but may recognize taxable ordinary income upon the timely exercise of the NSO, in an amount equal to the difference between the aggregate fair market value of the shares exercised and their purchase price. Generally, exercise of an NSO will be timely if made during its term and if the optionee remains an employee of the Company or a subsidiary at all times during the period beginning on the date of grant of the NSO and ending on the date three months before the date of exercise (or one year before the date of exercise in the case of a deceased employee). Upon ultimate sale of the stock received upon exercise, the employee generally will recognize a long-term capital gain or loss (if the stock is a capital asset of the employee) equal to the difference between the amount realized upon the sale and fair market value of the shares at the time of exercise. The Company, under these circumstances, will be entitled to a federal income tax deduction in an amount equal to the recognized gain in connection with the exercise of the NSO, but will not be entitled to a federal income tax deduction in connection with the sale of the underlying stock by the employee.

     An employee receiving an ISO will not be in receipt of a taxable income upon the grant of the ISO or upon its timely exercise except under alternative minimum tax rules. Generally, exercise of an ISO will be timely if made during its term and if the optionee remains an employee of the Company or a subsidiary at all times during the period beginning on the date of grant of the ISO and ending on the date three months before the date of exercise (or one year before the date of exercise in case of a deceased employee). Upon ultimate sale of the stock received upon exercise, except as noted below, the employee will recognize long-term capital gain or loss (if the stock is a capital asset of the employee) equal to the difference between the amount realized upon the sale and the option exercise price. The Company, under these circumstances, will not be entitled to any federal income tax deduction in connection with either the exercise of the ISO or the sale of the underlying stock by the employee.

     If the stock acquired upon the exercise of an ISO is sold by the employee prior to the expiration of two years from the grant date of the ISO or within one year from the date of transfer of the stock (a "disqualifying disposition"), any gain realized by the employee generally will be taxable at the time of the disqualifying disposition as follows: (i) at ordinary income rates to the extent of the difference between the option exercise price and the lesser of the fair market value of the stock on the date of the ISO is exercised or the amount realized upon the disqualifying disposition, and (ii) if the stock is a capital asset of the employee, as a short-term or long-term capital gain to the extent of any excess of the amount realized upon the disqualifying disposition over the fair market value of the stock on the date governing the determination of his ordinary income. In that case, the Company may claim a federal income tax deduction at the time of the disqualifying disposition for the amount taxable to the employee as ordinary income.

     For purposes of the alternative minimum tax, an employee exercising an ISO will have alternative minimum taxable income resulting from the exercise. The amount of alternative minimum taxable income and the tax basis in the shares received upon exercise of an ISO will be determined in the year of exercise unless the shares received upon exercise are sold to an unrelated party in the same tax year. In that event, there will generally be no adverse effect because the alternative minimum taxable income will then be limited to the taxable gain on the sale as determined for regular tax purposes.

     Restricted stock granted under the 1997 Plan generally will not be taxed to the employee, nor deductible by the Company, at the time of grant. After satisfaction of the specified performance goals established by the Committee or the date restrictions lapse, whichever is later, and the stock becomes transferable or not subject to a substantial risk of forfeiture, whichever is applicable, the employees will recognize ordinary income equal to the excess of the fair market value of the stock on that date over the purchase price, if any, paid for the stock. Generally, the Company will be entitled to a corresponding tax deduction in an amount equal to the income recognized by the employee.

     An employee receiving an Annual Performance Award should not be in receipt of taxable income upon the grant of the Award, generally, but may recognize taxable ordinary income upon the receipt of payment, if any, with respect to the Award.

Vote Required and Board of Directors' Recommendation

     The Board of Directors believes the 1997 Plan will attract, retain, fairly compensate and motivate qualified employees of the Company to contribute to its performance and growth. The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of voting stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes (which may occur if a beneficial owner of stock where shares are held in a brokerage or bank account fails to provide the broker or the bank voting instructions as to such shares) will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE CREATION OF THE COMPANY'S 1997 PLAN.

          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Grant Thornton LLP as the Company's independent accountants for the fiscal year ending February 28, 1998. Angell & Deering, Certified Public Accountants, served as the Company's independent accountant since 1990. Angell & Deering conducted the audit of the Company's financial statements for the year ended February 29, 1997. It is the Company's understanding that Grant Thornton LLP is obligated to maintain audit independence as prescribed by the accounting profession and certain requirements of the Securities and Exchange Commission. As a result, the directors of the Company do not specifically approve, in advance, non-audit services provided by Grant Thornton LLP, nor do they consider the effect, if any, of such services on audit independence. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Vote Required and Board of Directors' Recommendation

     Ratification of the appointment of Grant Thornton LLP as the Company's independent accountants for fiscal 1998 will require the affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of voting stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal. In the event stockholders do not ratify the appointment of Grant Thornton LLP, the appointment will be reconsidered by the Audit Committee and the Board of Directors. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL 1998.

                   PROPOSALS OF SHAREHOLDERS FOR PRESENTATION
                     AT NEXT ANNUAL MEETING OF SHAREHOLDERS

     Any shareholder of the Company who desires to submit a proper proposal for inclusion in the proxy materials relating to the next annual meeting of shareholders must do so in writing and it must be received at the Company's principal executive offices prior to the Company's fiscal year end. The proponent must be a shareholder entitled to vote at the next annual meeting of shareholders on the proposal and must continue to own the securities through the date on which the meeting is held.

                                 OTHER BUSINESS

     The management of the Company is not aware of any other matters which are to be presented to the Annual Meeting, nor has it been advised that other persons will present any such matters. However, if other matters properly come before the meeting, the individual named in the accompanying proxy shall vote on such matters in accordance with his best judgment.

     The above notice and Proxy Statement are sent by order of the Board of Directors.




Thomas F. Reiner
Chairman of the Board, President
and Chief Executive Officer

October 20, 1997